Exhibit 99.1

Dayton, OH July 18, 2007

MTC Technologies, Inc.

4032 Linden Ave

Dayton, OH 45432

www.mtctechnologies.com

FOR IMMEDIATE RELEASE

Wednesday, July 18, 2007

MTC Technologies Consolidates Organization to

Improve Customer Focus and Operational Effectiveness

Dayton, Ohio, July 18 – MTC Technologies, Inc. (Nasdaq Global Select Market: MTCT), an industry-recognized provider of Aircraft Modernization and Sustainment, Professional Services, C4ISR, and Logistics solutions to the Department of Defense and national security agencies, announced that the Company is consolidating its organizational structure to improve customer focus and operational effectiveness.

“This evolving structure will enable us to further realize synergies within our Company and enhance our ability to continue providing exceptional services to our valued customers, and at the same time, supporting our strategic and tactical goals,” said Raj Soin, Chairman and Chief Executive Officer. “The result will be a leaner, more competitive MTC.”

Mark Brown, President and Chief Operating Officer, stated, “The operational and administrative changes we are making are designed to improve overall efficiency and will reduce expenses by approximately $6 million annually.” He further stated, “The Company will discuss the realignment in detail during its scheduled earnings call at 10:00 A.M. EDT on 31 July.”

As a result of this action, the company will record a pre-tax charge of approximately $1.5 million in the second quarter to cover costs associated with changes that include staff reductions. Excluding the impact of the charge, the company reaffirmed the revenue and net income guidance it previously provided for the second quarter of 2007.

MTC, delivers Warfighter solutions involving systems engineering, information technology, intelligence, and program management services primarily to the Department of Defense. Cited by Forbes as #16 of the “25 Fastest Growing Technology Companies — 2006”, by Washington Technology as 55th in revenue growth among the “Top 100” of IT Federal Prime Contractors, and ranked 2nd by Aviation Week & Space Technology among the “Top Performing Small Companies,” MTC, employs approximately 3,000 people in more than 40 locations. The company was founded in 1984 and is headquartered in Dayton, Ohio.

For further information on MTC, visit the website at www.mtctechnologies.com.

Investor Relations & Media Contact:

Dan Bigelow, Director, Investor Relations & Corporate Communications

937-252-9199 or daniel.bigelow@mtctechnologies.com.

For Other Information Contact:

Michael Gearhardt, Chief Financial Officer

937-252-9199 or michael.gearhardt@mtctechnologies.com.